EXHIBIT 99.1

Contact for Investors and Media:

Richard Baron
VP Finance and CFO
610-644-8990
Richard.Baron@animascorp.com

ANIMAS CORPORATION REPORTS FINANCIAL RESULTS FOR THE FOURTH
QUARTER AND FISCAL YEAR 2004

West Chester, Pennsylvania, February 16, 2005 — Animas Corporation (NASDAQ:PUMP) today announced financial results for the fourth quarter and the fiscal year ended December 31, 2004.

Fourth Quarter’s Highlights

•	Net revenues of $20.0 million, representing 82% growth over adjusted net revenues for Q4’03 (See table for reconciliation of adjusted to reported numbers).

•	Gross margin of 60% compared to an adjusted gross margin of 51% in the prior year’s fourth quarter.

•	SG&A expenses as a percent of adjusted net revenues of 49%, compared to 64% in Q4’03.

•	Announcement of two strategic technology acquisitions: the micro-pump and micro-needle technology from Debiotech, S.A. and continuous glucose sensing technology from Cygnus, Inc.

•	Adjusted net income of $0.5 million, compared to an adjusted net loss of $2.7 million in Q4’03.

“The fourth quarter was a pivotal one for the Company. Our net revenues grew 82% from the prior year’s quarter. For the first time in the Company’s history, we recorded a profit on an adjusted net income basis. In addition, we executed two agreements for strategic technology acquisitions,” said Kathy Crothall, President and CEO of Animas Corporation. “We believe we are poised for a strong 2005, and our product pipeline and recent technology acquisitions should ensure our position as the technology leader in the insulin pump market.

FINANCIAL HIGHLIGHTS

Net revenues: Net revenues for the fourth quarter 2004 were $20.0 million, compared to $11.0 million of adjusted net revenues and $6.2 million of net revenues in fourth quarter of 2003, representing an 82% and a 221% increase, respectively. Net revenue growth was favorably impacted by continued strong demand for the IR 1200 insulin pump, the international launch of the IR 1200, and increased sales of ancillary supplies.

Gross margin: Fourth quarter 2004 gross margin was $12.0 million, or 60% of net revenues, up from a 51% adjusted gross margin percentage in the same quarter of 2003, reflecting reduced cost of ancillary supplies and better absorption of manufacturing overheads year over year.

Research and development (or “R&D”) expenses: Fourth quarter 2004 R&D expenses were $1.7 million, compared to $1.2 million in the fourth quarter of 2003.

Selling, general and administrative expenses (or “SG&A”): Fourth quarter SG&A expenses were $9.9 million or 49% of net revenues, compared to SG&A expenses of 64% of adjusted net revenues in the same quarter in 2003, reflecting increased operating leverage year over year.

Purchased in-process research and development: In October 2004, the Company entered into license and development agreements with Debiotech, SA for certain technology and intellectual property. The Company paid $12 million in cash and issued 400,000 restricted shares of common stock, of which $14.5 million was charged to expense as purchased in-process research and development in the fourth quarter of 2004, and $3.5 million was recorded as a non-current asset.

Net income (loss) attributable to common stockholders: Including the Debiotech in-process research and development charges of $14.5 million, the net loss for the quarter totaled $14.0 million or a loss of $0.71 per share compared to $9.2 million or a loss of $2.39 per share, in the prior year period. The Company had adjusted net income of $0.5 million in the fourth quarter of 2004, compared to an adjusted net loss of $2.7 million in the fourth quarter of 2003.

Full-year 2004 performance: For the year ended December 31, 2004, net revenues were $67.9 million. Adjusted net revenues for 2004 were $63.2 million, compared to $38.9 million in 2003, a growth of 63%. The Company reported a net loss attributable to common stockholders for 2004 of $16.7 million or a loss of $1.23 per share, compared to a net loss attributable to common stockholders of $25.7 million, or a loss of $6.64 per share in 2003. The net loss, excluding the Debiotech transaction charges, for 2004 was $2.1 million.

First quarter and 2005 guidance: For the first quarter of 2005, the Company anticipates net revenues between $17 and $18 million, compared to the first quarter of 2004’s adjusted net revenues of $9.3 million, an increase of approximately 90%.

The insulin pump business is seasonal, with first quarter revenues being typically lower than the preceding fourth quarter revenues as a result of patients’ having met their insurance deductibles. Anticipated first quarter net loss ranges from $0.4 million to $0.9 million, exclusive of any charges associated with the pending Cygnus transaction. The Company’s movement from profitability on adjusted net income in the fourth quarter of 2004 to an anticipated net loss for this quarter is the result of reduced revenue associated with seasonality as well as increased SG&A costs associated with our sales force expansion. For 2005, the Company is expecting net revenues in the range of $82 to $84 million and net income between $3 and $4 million before any charges associated with the pending Cygnus transaction.

(Tables Follow)

Webcast information : Animas Corporation will host a webcast today, February 16, 2005, at 5:00 p.m. (EST), to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2004 and its future guidance. This quarterly presentation will be webcast through the Company’s website at http://www.animascorp.com. Replay will be available through February 1, 2006. A copy of this earnings release will be available at http://www.animascorp.com. Animas Corporation undertakes no obligation to update or revise whether as a result of new information, future events, or for any other reason.

About Animas Corporation: Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit http://www.animascorp.com or call Animas Corporation at 877-937-7867.

Statements in this press release or made by management from time to time regarding Animas Corporation that are not historical facts are forward-looking statements and are subject to risks, assumptions and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause Animas’ actual results to differ materially from those described in a forward-looking statement: the failure to successfully commercialize the licensed technology, technical issues or the failure of the IR 1250 to gain significant market acceptance; failure to capture recurring purchases of ancillary supplies by patients using Animas’ pumps; the risks associated with completion and integration of acquisitions; any significant disruption with vendors; any failure to achieve and then maintain profitability; the failure of Animas’ ezSet Infusion Set to be fully-developed or commercially accepted; technological breakthroughs in diabetes monitoring, treatment, or prevention that could render Animas’ products obsolete; failure to comply with any FDA or foreign regulations; an inability to attract and retain personnel; competition; an inability to adequately protect Animas’ intellectual property; product liability lawsuits; and, the failure to secure or retain third party insurance coverage or reduced reimbursement for Animas’ products by third party payors. This list is intended to identify only certain of the principal factors that could cause actual results to differ. Readers are referred to the reports and documents filed from time to time by Animas Corporation with the Securities and Exchange Commission for a discussion of these and other important risk factors. Readers are cautioned not to place undue reliance on forward-looking statements, which are made as of the date of this press release. Animas Corporation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or for any other reason.

ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31, 2004,
	2004	2003	2004	2003
	(in thousands except share and per share data)
Net revenues	$20,015	$6,244	$67,926	$34,120

Operating expenses:
Cost of products sold	8,042	4,340	26,986	16,759
Research and development expenses	1,737	1,195	6,301	5,173
Selling, general and administrative expenses	9,853	7,059	36,793	29,800
Purchased in-process research and development	14,521	—	14,521	—

Total operating expenses	34,153	12,594	84,601	51,732

Loss from operations	(14,138)	(6,350)	(16,675)	(17,612)

Interest income (expense), net	105	(68)	13	(192)

Net loss	(14,033)	(6,418)	(16,662)	(17,804)

Deemed dividend — beneficial conversion feature of preferred stock	—	(2,815)	—	(7,878)

Net loss attributable to common stockholders	$(14,033)	$(9,233)	$(16,662)	$(25,682)

Basic and diluted net loss attributable to common stockholders per share	$(0.71)	$(2.39)	$(1.23)	$(6.64)

Weighted average shares — basic and diluted	19,681,010	3,871,079	13,521,644	3,869,844

ANIMAS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2004	December 31, 2003
	(in thousands)
Assets

Current assets:
Cash and cash equivalents	$30,867	$384
Accounts receivable, net	22,382	13,178
Inventories	10,924	3,335
Cost associated with deferred revenue	—	1,025
Other current assets	1,378	575

Total current assets	65,551	18,497

Property and equipment, net	6,780	3,899

Other assets	3,654	847

Total assets	$75,985	$23,243

Liabilities and Stockholders’ Equity

Current liabilities:
Line of credit	$—	$2,657
Other current liabilities	8,905	11,676

Total current liabilities	8,905	14,333

Other liabilities	2,074	1,607

Stockholders’ equity	65,006	7,303

Total liabilities and stockholders’ equity	$75,985	$23,243

ANIMAS CORPORATION AND SUBSIDIARIES
Reconciliation of Net Revenues, Cost of Products Sold and Net Loss to Eliminate the Effect of the
Recognition of Deferred Revenue and the Write-off of Purchased In-process Research and Development

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(in thousands)
Reconciliation of Adjusted Net Revenues

Net revenues	$20,015	$6,244	$67,926	$34,120
Deferral (recognition) of net revenues from prior periods under the pump upgrade program	—	4,746	(4,746)	4,746

Adjusted net revenues	$20,015	$10,990	$63,180	$38,866

Reconciliation of Adjusted Gross Margin

Cost of products sold	$8,042	$4,340	$26,986	$16,759

Cost of products sold associated with the pump upgrade program	—	1,025	(1,025)	1,025

Adjusted cost of products sold	8,042	5,365	25,961	17,784

Adjusted gross margin	$11,973	$5,625	$37,219	$21,082

Reconciliation of Adjusted net income (loss)

Net loss	$(14,033)	$(6,418)	$(16,662)	$(17,804)

Purchased in-process research and development	14,521	—	14,521	—
Deferral (recognition) of net revenues from prior periods under the pump upgrade program	—	4,746	(4,746)	4,746
Cost of products sold associated with the pump upgrade program	—	(1,025)	1,025	(1,025)

	14,521	3,721	10,800	3,721

Adjusted net income (loss)	$488	$(2,697)	$(5,862)	$(14,083)

Note:

The reconciliation of net revenues, cost of products sold and net loss is to provide useful information indicative of the Company’s core operating results and permit the comparison of shipments relating to the demand generated in the three months and year ended December 31, 2004 to that of the prior year periods, respectively. To effectively measure the demand shipments for each period the Company eliminated the effect of the recognition of deferred revenue relating to the pump upgrade program. The non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters.